Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez Vice President-Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Michael B. Kodesch Analyst, Canaccord Genuity, Inc.	James Kayler Analyst, Bank of America Merrill Lynch

Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc.

Management Discussion Section

Operator

Good morning. And welcome to The GEO Group Third Quarter 2016 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]

Please note that this event is being recorded. I would now like to turn the conference over to Pablo Paez, Vice President of Investor Relations.

Please go ahead, sir.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2016 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections and Detention.

This morning, we will discuss our third quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions may include forward-looking statements, regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley.

George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Good morning, everyone. Thank you, Pablo, and thank you everyone for joining us on this call. We are very pleased with our strong third quarter results and our outlook for the fourth quarter and full year. We believe that our financial performance and continued organic growth is reflective of the diversified nature of our real estate and service platform.

As a REIT, GEO has provided essential real estate and management solutions to government agencies in the fields of detention, corrections and community reentry facilities for over three decades. Today we own or manage over 87,000 beds worldwide in a diversified network of real estate assets.

Additionally, as a service provider, The GEO Group continues to expand its organizational and financial commitment to be a world leader in the delivery of offender rehabilitation and community reentry programs.

At the corporate level within our GEO Care business unit, we have continued to expand our GEO Continuum of Care division which presently has an annual cost of $5 million. It is led by an Executive Vice President overseeing two dozen subject matter experts in treatment, education, vocational training, case management and specialized training for all facility employees.

Most recently, we have added a Director for post-release services overseeing several post-release services case managers, who would assist inmates in returning and reintegrating into their communities. Every day in the US, GEO has approximately 30,000 men and women in GEO facilities participating in evidence-based in-prison rehabilitation ranging from academic and vocational classes to life, skills and treatment programs.

Additionally, through our network of community reentry facilities in the United States, approximately 7,000 individuals on a daily basis participate in programs aimed at helping their reintegration into their communities.

We presently have 13 GEO facilities that involve more than 15,000 inmates in nine states, which are in various stages of fully implementing the GEO Continuum of Care rehabilitation model. Our GEO Continuum of Care integrates enhanced in-prison programs which are evidence-based and include cognitive behavioral treatment with post-release services.

Typically released offenders critical needs will include assistance in housing, food, clothing, transportation and employment. In the State of Victoria, Australia, GEO is developing the 1,300 bed Ravenhall person which we believe will have the most comprehensive inmate rehabilitation program in the world.

In an effort to expand the knowledge and participation of the GEO Continuum of Care program, we held two international conferences recently in Boca Raton, Florida. In two separate, two days sessions, 400 GEO professionals comprised of corporate executives, GEO Australia and GEO facility administrators, rehabilitation program managers, case managers and information technology managers participated in the interactive conference format.

We now feel confident that there has been a companywide adoption of the GEO Continuum of Care mission, a deeper understanding of its interrelated components and the sense of ownership to properly document the participation and progress of the inmates as they participate and progress through our program.

These industry-leading efforts underscore our continued belief that as a company, we are most effective and at our best by helping those in our care, reenter society as productive and employable citizens.

Now, I would like to turn the call over to Brian Evans, our Chief Financial Officer.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning to everyone. As disclosed in our press release today, we reported net income attributable to GEO per share or GAAP earnings per share for the third quarter 2016 of $0.59 which represents a 13% year-over-year increase. We reported adjusted funds from operations for the third quarter 2016 of $0.96 per share, which represents a 7% year-over-year increase.

Our revenues for the third quarter 2016 increased to approximately $554 million from $470 million a year ago. Our construction revenue for the third quarter was approximately $70 million, which was below our previous estimate of $84 million. As a reminder, our construction revenue is related to our Ravenhall project in Australia and has little or no margin.

For the third quarter 2016, we reported NOI of approximately $145 million or a 10% increase year-over-year. Compared to third quarter 2015, our third quarter 2016 results reflect the activation of an expansion to the Karnes Residential Center in Texas in December, 2015, the assumption of operations at the 3,400-bed Kingman Arizona prison in December 2015, the new GEO Care contract with the Department of Homeland Security for case management services in November, 2015, and $70 million in construction revenue compared to $25 million in construction revenue for the third quarter of 2015. These revenues for both periods are associated with our Ravenhall prison project in Australia.

Moving to our outlook for the balance of the year, we have increased our full year GAAP EPS guidance to a range of $1.88 per diluted share to $ 1.90 per diluted share and our adjusted EPS guidance to a range of $2.11 per diluted share to $2.13 per diluted share. We have also increased our full year AFFO guidance to a range of $3.65 per diluted share to $3.67 per diluted share.

We expect full year revenue to be approximately $2.18 billion, including approximately $253 million in construction revenue related to the Ravenhall project. For the fourth quarter 2016, we expect total revenues to be in a range of $552 million to $557 million, including approximately $71 million in construction revenue related to the Ravenhall project.

Our fourth quarter 2016 GAAP earnings per share is expected to be in a range of $0.54 per diluted share to $0.56 per diluted share and we expect fourth quarter 2016 AFFO to be between $0.94 per diluted share and $0.96 per diluted share.

With respect to our liquidity position, we continue to have ample borrowing capacity of approximately $360 million under our revolving credit facility, in addition to an accordion feature of $450 million under our credit facility.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $35 million in 2016, of which approximately $27 million was spent during the first nine months of the year. We also have approximately $17 million in scheduled annual principal payments of debt. Additionally, as a reminder, we will also make our investment of approximately $87 million related to the Ravenhall project in Australia during the first quarter of 2017.

As it relates to our dividend payment, as we announced a couple of weeks ago, our board has declared a quarterly cash dividend of $0.65 per share or $2.60 annualized, which currently represent approximately 70% of our annual AFFO guidance and is below our previously targeted payout of 75% to 80% of AFFO.

We will evaluate our dividend payment again during the first quarter of next year, at which time we expect to have additional clarity on the pending opportunities we are pursuing, including the ICE Houston RFP and the Grafton, Australia, facility project among others.

With that, I will turn the call to Dave Donohue for a review of our GEO Corrections and Detention segment.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Thanks, Brian, and good morning to everyone. I would like to give you an update on our GEO Corrections and Detention segment. As you may be aware, GEO has enjoyed a three decade long partnership with the federal government and we currently provide services for the Federal Bureau of Prisons, US Immigration and Customs Enforcement, more commonly referred to as ICE, and the US Marshals Service.

Additionally, we owned and/or manage correctional facilities for 10 states, including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid 1980s and now involve more than 20 facilities that are almost all medium-security or higher.

With respect to international business, GEO is the only US publicly traded company, providing corrections and detention services overseas. We presently operate in the UK, Australia and South Africa.

With respect to our federal market, as you recall, the Department of Justice made an announcement in August related to the Federal Bureau of Prisons facilities which are currently under private contracts. In its announcement, the DOJ expressed concerns over the quality of operation at BOP contracted facilities and directed the BOP to evaluate the future renewals of private contracts, in order to reduce the use of privately operated facilities over time.

As we expressed to you when the announcement was made, we believe it is extremely important to understand both the quality of metrics for our BOP facilities, as well as the overall needs of the BOP given the continued levels of overcrowding and BOP operating facilities.

Our company has enjoyed a long-standing public-private partnership with the Federal Bureau of Prisons dating back to the 1990s and we take great pride in the operational quality of our owned and managed BOP facilities.

We currently own and manage five federal prisons on behalf of the BOP, totaling approximately 11,000 beds and we believe strongly that all of our BOP facilities meet or exceed quality standards comparable to government operated facilities. All of our BOP facilities are independently audited based on standards and requirements set by the BOP and the agency employs several on-site contract monitors.

Our facilities received exemplary ratings across all audited areas during the most recent audits conducted by the BOP. Given this high level of performance, we are pleased to have announced the renewal of our BOP contract for the D. Ray James facility in Georgia for a two-year term through September of 2018.

Like our other BOP facilities, D. Ray James has consistently achieved high-quality ratings and we believe the negotiation process we went through for this renewal should serve as a good barometer for future renewals given the continued overcrowding challenges facing the BOP.

As you may know, our company owned Big Spring facility in Texas is currently being rebid under the CAR 16 procurement and its contract expires at the end of March 2017. Additionally, at the Reeves County owned-facility for which we have a modest management consulting fee agreement is also being rebid under CAR 16.

We are hopeful of retaining our contract for The GEO-owned Big Spring facility. We believe that strong consideration will be given to the quality of operations at the facilities and are currently part of this bid. Like other BOP facilities, the Big Spring facility received exemplary ratings across all audited areas during its most recent BOP audit.

We also remain supportive of the Reeves County rebid submission. With respect to our other federal customers, as you may be aware the Department of Homeland Security recently instructed the Homeland Security Advisory Council or HSAC to review ICE’s currently privately operated facilities in light of the DOJ announcement.

As we said publicly at that time, we welcome this independent review. Our facilities are highly-rated and provide high-quality cost effective services pursuant to strict contractual requirements and the federal government’s national standards.

Over the last 30 years, our company has partnered with the federal government to develop special purpose facilities that provide needed services in safe, secure and humane residential environments. Our public-private partnership has allowed ICE to transfer services from older public jail facilities that did not meet the most up-to-date national standards to our highly-rated cost effective facilities.

During the most recent independent audits commissioned by ICE, all of our facilities were found to be in compliance with federal government’s national standards. Additionally, during the most recent American Correctional Association’s independent accreditation reviews, our facility scored an average greater than 99.5% with about two-thirds receiving perfect accreditation scores of 100%.

We received significant and constant oversight from ICE which employs several full-time on-site contract monitors who have physical presence at each facility. We also provide extensive office and courtroom space for ICE, personnel, immigration attorneys, immigration court judges, non-governmental organizations and other constituent groups who have ongoing access to each facility.

We’re proud that our facilities provide extensive recreational and educational amenities including a state-of-the-art, artificial soccer turf fields, flat screen TVs in all housing areas and modern classrooms with interactive smart boards for educational program.

Approximately three weeks ago, myself along with other members of our leadership team had the opportunity to make a presentation to answer questions from the HSAC panel currently reviewing ICE’s privately operated facilities.

During this presentation and subsequent to it, we were able to provide the HSAC panel extensive documentation related to the quality of our facilities and our long standing partnership with ICE and we invited and encouraged the panel to visit any, and all, of our ICE facilities.

At this time, we have no reason to expect further reviews from our state customers or any other federal contracts which entail the provisions of diversified services including free trial detention for the US marshals, community reentry halfway houses and electronic monitoring services. However, we would welcome any such reviews.

With respect to future growth opportunities, we currently have approximately 3,000 beds in idle facilities and have several active efforts to reactivate this available capacity. There are number of publicly known opportunities in the US and overseas totaling several thousand beds and we are also exploring a number of non-public opportunities that relate to both new project development and potential assets purchases.

At the federal level, ICE has a pending procurement for a 1,000-bed detention center in the Houston, Texas area. This is a rebid of the ICE Houston Contract Detention facility. The RFP requires proposed facilities to be within a 50-mile radius of the ICE Houston office, comply with the most recent ICE detention standards and provide extensive ICE offices and support areas. A decision on this procurement has been delayed at this time and we would not expect a decision on this contract until closer to the end of the year.

Additionally, as has been widely reported in the media, ICE is experiencing a significant and unprecedented surge in activity along the southern border. Today, ICE is detaining approximately 44,000 individuals, with internal projections forecasting a high of 47,000 during fiscal year 2017.

ICE is actively procuring capacity to respond to this need. We are having ongoing discussions with ICE about our capabilities to assist during this difficult time. These discussions include several GEO facilities which have significant capacity, are immediately available and would meet ICE’s national detention standards.

We believe that this development underscores the importance of our public-private partnership with ICE and our ability to respond swiftly to provide high-quality cost-effective services in safe, secure and in humane environments.

Now moving to the state level, several states continue to face capacity constraints and inmate population growth, and many of our state customers are facing challenges related to aging inefficient prisons which need to be replaced with new more cost-efficient facilities.

For instance, in the states we currently operate, the average age of state prisons ranges from approximately 30 years to 60 years. There are several states, including Arizona, Ohio, Michigan, Kentucky and others which are considering public-private partnerships for the housing of inmates, as well as the development and operation of new and replacement correctional facilities.

In Ohio last year, the legislature approved the sale of the state-owned prison totaling 2,700 beds. This opportunity would represent the second such sale of a corrections asset for the State of Ohio. In Michigan, the legislature passed budget language this year, directing the state to explore options for the potential lease or purchase of available private correctional facility in state to replace older more costly facilities.

And finally, at the local level, Hamilton County, Tennessee, is exploring a public-private partnership project for the development of replacement jail facilities totaling approximately 1,800 beds.

With respect to our international markets, our GEO Australia subsidiary has continued to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The project is being developed under a public-private partnership and GEO will make an investment of $87 million with expected returns on investment consistent with our company-owned facilities.

Also in Australia, the State of New South Wales has issued a procurement for a 1,700-bed facility known as the Grafton Prison. This large scale project will be developed under a public-private partnership structure similar to our Ravenhall prison project in Victoria and result in a 20-year contract. GEO is pleased to have been approved to be on the shortlist of three bidders who are required to submit proposals this month.

We have also been approved to be on a list of three bidders for the 400-bed John Morony Facility in New South Wales, which is a manage-only opportunity with a decision expected in February 2017.

At this time, I’ll turn the call over to Ann Schlarb for a review of our GEO Care segment.

Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. As you may remember, our GEO Care segment is comprised of four divisions. Our GEO Reentry division manages 21 halfway houses totaling over 3,000 beds and over 60 day reporting centers nationwide with the ability to serve approximately 4,000 participants.

Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and seven non-residential programs with approximately 1,200 participants.

Our BI division monitors approximately 142,000 offenders under community supervision, including 102,000 individuals through an array of technology products, including radio frequency, GPS and alcohol monitoring devices.

Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in-prison and through our community-based and post-release services.

The diversified nature of our divisions has allowed GEO Care to achieve approximately 17% year-over-year revenue growth for the first three quarters of 2016. We remain optimistic about our growth prospects going forward and we continue to be enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care.

We believe that our focus on improved offender rehabilitation and community reentry programs is in line with current criminal justice reform discussions. We view these discussions as positive and believe these efforts will create growth opportunities for our company.

Each of our divisions continues to pursue several new growth opportunities. GEO reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community reentry services. These services are provided through real estate and programmatic solutions in residential settings, as well as case management and support services in non-residential day reporting centers.

We are pursuing several new opportunities for residential reentry centers at the state and federal level and for new day reporting centers primarily at the state and local level. These new opportunities total more than $47 million in potential annualized revenue.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base. Our Youth Services team has undertaken a number of new marketing initiatives aimed at increasing the overall utilization of our existing Youth Services facilities. These important efforts have resulted in consistent and stronger census levels at several of our facilities over the last couple of years. We’re pursuing additional referrals working with local jurisdictions for our Pennsylvania facilities and are exploring additional expansion opportunities of our community-based programs in Ohio.

Finally, our BI subsidiary continues to grow its supervision and electronic monitoring services at the local, state and federal level, nationwide. BI is currently bidding on new business opportunities in the state of Massachusetts, as well as a number of other jurisdictions.

With respect to our contract for the Intensive Supervision Appearance Program or ISAP, as we have updated you over the last couple of quarters, the utilization of this program has been increasing rapidly. Currently, the program is tracking above 60,000 participants.

Similar to this important contract, over the course of this year, GEO Care has implemented a new Family Case Management Program under partnership with the US Department of Homeland Security. Under this new contract, GEO Care provides community-based case management services for families going through the immigration review process.

Working collaboratively with all of our divisions, GEO Care has been able to build upon existing relationships with local community providers and expand our network of community partners in order to provide comprehensive case management services. We believe this program is indicative of our leadership position in the provision of community-based and case management services through our comprehensive GEO Continuum of Care.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. Over the last 10 years, GEO has acquired every major acquisition available in the corrections industry, involving detentions, corrections, community reentry facilities and electronic monitoring. In each of these service lines, we have become a world-leader and recognized as best-in-class. In fact, GEO is the seventh largest correctional organization in the world, with 87,000 beds and more than 20,000 employees located in US, Australia, UK and South Africa.

More recently, we have invested and reorganized the company to deliver the GEO Continuum of Care providing enhanced offender rehabilitation, integrated with post-release services. It is gratifying to see GEO’s continued financial success based on its successful diversification and commitment to operational excellence. It also underscores our belief that as a company we are most effective and at our best when we are helping those in our care reenter society as productive and employable citizens.

This concludes our presentation. We would now like to open the call to your questions. [Operator Instructions]

Question And Answer Section

Operator

And our first question comes from Michael Kodesch of Canaccord. Please go ahead.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Hey. Good morning and thanks for taking my questions and really nice quarter. I guess, maybe just to start, for ICE, you are seeing this massive disparity between in, inflow – I think you mentioned 44,000 going up to 47,000 in fiscal year 2017 and in the quota I think it was around 34,000 beds that they need to have. Seems like a pretty big opportunity. I guess, just kind of wondering what the alternative is to in what seems like an emergency situation to go into the private, what alternatives are out there for ICE to use?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, with respect to detention capacity, I think, the private sector is really the only logical solution for organizations that can move quickly and meet the detention standards that ICE needs for a residential type of detention. Other than detention, they could put additional people on the ISAP program under electronic monitoring. I think those are their two most logical alternatives.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. That’s helpful. And then, turning to the – sorry, go ahead.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Just like to add to that, so what we said is that, where in the past many years, there has normally been a downturn in the census during fourth quarter because of what we call the seasonality of ICE detention. We don’t expect that to take place this year. In fact, we’re seeing an increase in our census it – likely in the fourth quarter from our third quarter, and that’s very different than we’ve ever experienced.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. That’s helpful color. And then turning to Grafton, so you said proposals were due this month. Just, what sort of timeline from submitting the proposals to maybe seeing something realize would – what do you guys expect?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, they are actually due next week, so that’s very soon. And I think the timeline for tentative award is spring of next year and there is only three bidders in this case. And Grafton will be the largest facility – correctional facility in all of Australia at 1,700 beds and...

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

...largest private provider in Australia.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. Okay. And then, turning to the community based facilities. I noticed that one, I think – one facility was lost in the quarter. I know it’s a small contribution to EBITDA, but I was wondering if you could talk a little bit about that and then maybe opportunities for that facility?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think during last quarter or maybe it was this quarter we restructured some facilities maybe in the youth side with some of our Illinois contracts but, go ahead, Ann.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Yes. We consolidated facilities that we had nearby, which was in DuPage, in Illinois our youth facilities and that’s what that was.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

All right. Thanks. That’s helpful. And then finally, I have a lot of questions here. Just in terms of BI, in your electronic monitoring, it’s 7% quarter-over-quarter growth I think there, but that’s like a 28% year-over-year. You mentioned the Massachusetts opportunity, so that seems like a great opportunity. I was wondering what the size of that might look like? How competitive it is? And then just kind of the sustainability of your electronic monitoring growth, kind of what your expectations are there? Thanks.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

It is a significant contract. There’s currently a competitor incumbent. It’s probably about $3.5 million annualized a year and we’ll be competing aggressively for that contract, so it’s a nice opportunity. And the sustainability year-over-year, we have several of the key contracts in the electronic monitoring division. We’ve continued to enhance our technology products and services, so as we’re offering solutions to our customers, we have enhanced products that we’re offering through our data analytics and other things along with our suite of technology that, we believe will be able to sustain and continue to grow that division.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. And just to confirm that was $3.5 million of annualized revenues on that Massachusetts contract?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Approximate. That’s an approximate number.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Approximately?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Yes.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. Awesome. That’s truly helpful. Thanks again for answering the questions and once again nice quarter.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you. [Operator Instructions]

Operator

Our next question comes from Tobey Sommer of SunTrust. Please go ahead.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks. Could you refresh us on the capital that would be required if you were successful for the – in the publicly known procurements that are out there and maybe let us know, how – if you’re successful, how much you’d choose to fund that additional investment? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Hey. Tobey. This is Brian. I’m just trying to think about what we’ve actually said about the capital requirements for bids that are under review. I don’t think we’ve specifically stated what those amounts are, once we announce the contracts we will announce the actual absolute dollar value. But, there are obviously significant projects, the ICE opportunity the 1,000 beds and the Hamilton County opportunity is approximately 1,800 beds and Grafton has, as George discussed, the 1,700 beds. And that equity commitment there will be similar to or possibly a little bit larger than Ravenhall. So, all three of those are substantial projects, using consistent averages there’s several hundred million dollars worth of capital requirements for this.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And would the company choose to fund that with likely – with debt or equity or a blend of both?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I mean, currently, we believe we can fund those with our revolving credit facility. So, we’ll probably look to use debt first and if we need to supplement it with a little bit of equity, we might. But between cash flows above our dividend payment and debt that would be our first choice.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks, Brian.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

...three year project, it doesn’t require all the capital upfront, it’s different tranches over a three-year period.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you for pointing that out. What is the cash flow in excess of the dividend payout. Maybe on an annualized basis so far this year or something like that?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

On an annualized basis approximately $40 million to $60 million.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And could you give us an update on CAR 16 and where that sits in terms of maybe when we’ll get our next update or next steps?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, it’s in still progress. There has not been a best and final so that’s approximately all we know and maybe other than thinking that there will be a decision before the end of the year.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Sensitive to you being able to speak only in limited fashion about your ongoing dialogue with ICE about its growing needs, but could you discuss kind of conceptually, how you think about sort of committing the company’s resources to helping out a customer that when it isn’t clear that that need will kind of exist long-term? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think, our – the answer and our response here is along the lines of existing capacity, not new construction. And as we said in our presentation, we do have approximately 3,000 beds that are available and could be easily provided and quickly, in meeting their needs. And all these beds meet the ICE detention standards and it would be very unusual for governments to have such beds quickly available or be able to meet the ICE detention standards. So we think the logical path for ICE will be to look towards the private sector for these beds, which may be short-term and may be longer term. I don’t think anybody knows the answer to that, as yet.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And then, I wanted to ask you a question about your recent BOP contract renewal. As we think about, maybe, the tension between the BOP’s own needs and the memo in discussion that initiated in mid-August, does the framework of that contract seem like a template to you that could be replicated as other contracts come up for renewal? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

There are characteristics that, at that facility, that are similar at our other facilities certainly, and I would start with the knowledge that that particular facility has received very high and exemplary performance ratings, and those are conducted by teams of subject matter experts who come in annually and review various areas of the facilities from medical, housing, different types of security services. So overall that facility has done very well on a performance basis and we know that was one of the concerns by the DOJ. But all of our facilities, as we said, are outstanding with regard to performance.

There was a cut down on some of the beds that were needed, so, instead of a full 2,500 beds, the bed capacity under the contract was reduced to approximately 1,900 beds. But there was an opportunity to negotiate reasonable financial provisions to provide for the reduction of those incremental beds based on an incremental cost reduction.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you for that color. And then, George, just wondered if you could comment and give us an update on the private conversations that you’re having, the direct dialogues, just in terms of the volume and intensity. Could you compare that to six months or a year ago, particularly on the real estate opportunities? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Not sure what’s the question.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Just compare the volume of the conversations and the relative intensity that you’re having now versus six months or 12 months ago.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, as I said, the – we’ve seen a significant increase in the census. We get census report every morning about what is the census at every one of our facilities and we track these census reports that are done on a daily basis, so we put them on a chart to show monthly progress, so we compare them to previous years on where – I’ve said previously, where in previous years, the fourth quarter usually shows a downturn in the census, this year is an anomaly in that there is actually uptick in the census that we expect to see continue for the balance of the year, at least and it will be reflected in our operational and financial performance. And the basis for what is publicly known as an increase in capacity for ICE as there are more people coming across the border.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks for your help. [Operator Instructions]

Operator

Our next question comes from James Kayler of Bank of America. Please go ahead.

James Forristall Kayler

Analyst, Bank of America Merrill Lynch

Hey, guys. How are you doing?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Good. Thank you.

James Forristall Kayler

Analyst, Bank of America Merrill Lynch

Good. Just first on Ravenhall, can you just sort of remind us sort of how to think about the earnings ramp once that facility is complete? And I think you mentioned the equity infusion we should expect that towards the end of 2017, is that right?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No. The equity infusion is January of 2017 and the contract start date after construction completion and commercial acceptance is November of 2017 and I believe they begin paying for 1,000 beds immediately.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So, there is an actual ramp-up to some degree in the population, but they start paying for the first 1,000 beds immediately. And then ultimately it’s a 1,300 bed facility, so depending on their needs, they may use the remaining 300 beds but when they decide to do that then will be paying for 1,300 beds on a guaranteed basis.

James Forristall Kayler

Analyst, Bank of America Merrill Lynch

All right. Very good. And then, maybe just a conceptual question about the balance sheet and then also covenant question if you have it. I guess, just sort of given the recent developments with what’s going in the world, do you have views on where you want the leverage to be over the longer term and if you could just review the sort of covenant restrictions you have in the credit facility and the amount of cushion you have?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Right now, we’re not changing our view with regards to our leverage level, I think, we said, we’re comfortable operating between 4 times and 5 times, the average probably 4.5 times over the last several years. The primarily covenant level leverage limit is 6.25 times and so we have significant additional capacity yet we’re at about – currently we’re at about 4.6 times, 4.7 times.

James Forristall Kayler

Analyst, Bank of America Merrill Lynch

Okay. Great. Thank you.

Operator

And ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Well, thank you for joining us on this conference call. We look forward to addressing you on our next one. Thank you.

Operator

And ladies and gentlemen, the conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.